Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

VEECO PROVIDES Business UPDATE Related to COVID-19

Plainview, N.Y., March 31, 2020 – Veeco Instruments Inc. (NASDAQ: VECO) is providing a business update related to COVID-19 and a preliminary estimate of first quarter 2020 revenue.

On March 17, 2020, we announced withdrawal of our guidance for the first quarter ending March 31, 2020 due to the possible disruption of operations for Veeco as well as our customers. We subsequently determined that our operations are considered part of the critical and essential infrastructure defined by applicable government agencies. Consequently, we are currently permitted and are endeavoring to maintain manufacturing and supply chain operations during these uncertain times.

We expect revenue for the quarter ending March 31, 2020 to be between $100 million and $105 million. We continue to monitor this dynamic situation and expect to provide further updates during our first quarter 2020 earnings conference call.

About Veeco

Veeco (NASDAQ: VECO) is an innovative manufacturer of semiconductor process equipment. Our proven ion beam, laser annealing, lithography, MOCVD, and single wafer etch & clean technologies play an integral role in the fabrication and packaging of advanced semiconductor devices. With equipment designed to optimize performance, yield and cost of ownership, Veeco holds leading technology positions in the markets we serve. To learn more about Veeco’s systems and service offerings, visit www.veeco.com.

To the extent that this news release discusses expectations or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the risks discussed in the Business Description and Management's Discussion and Analysis sections of Veeco's Annual Report on Form 10-K for the year ended December 31, 2019 and in our subsequent quarterly reports on Form 10-Q, current reports on Form 8-K and press releases. Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

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Veeco Contacts

Investors:

Anthony Bencivenga | (516) 252-1438 | abencivenga@veeco.com

Media:

Kevin Long | (516) 714-3978 | klong@veeco.com